Exhibit 99.1

ALTRIA REPORTS 2011 FOURTH-QUARTER AND FULL-YEAR RESULTS AND

DELIVERS 2011 FULL-YEAR ADJUSTED EPS GROWTH OF 7.9%

•

Altria’s 2011 reported diluted earnings per share (EPS) down 6.8% to $0.41 for the fourth quarter and down 12.3% to $1.64 for the full year primarily due to impact of special items, including a 2011 second-quarter charge related to certain leveraged lease transactions, 2011 fourth-quarter restructuring charges related to the cost reduction program announced in October 2011, and charges related to tobacco and health judgments

•

Altria’s 2011 adjusted diluted EPS, which excludes the impact of special items, including charges related to tobacco and health judgments, up 13.6% to $0.50 for the fourth quarter and up 7.9% to $2.05 for the full year

•

Altria forecasts that 2012 full-year reported diluted EPS will be in the range of $2.14 to $2.20, and 2012 full-year adjusted diluted EPS will be in the range of $2.17 to $2.23, representing a growth rate of 6% to 9% from an adjusted base of $2.05 in 2011

•	Altria Client Services has entered into an agreement with Okono A/S, an affiliate of Fertin Pharma A/S, to develop innovative, non-combustible nicotine-containing products for adult tobacco consumers

•

Altria’s Chairman and Chief Executive Officer, Michael E. Szymanczyk, 63, has decided to retire; Altria’s Board of Directors (Board) elects Martin J. Barrington, 58, to serve as Altria’s Chairman and Chief Executive Officer, and David R. Beran, 57, to serve as Altria’s President and Chief Operating Officer, effective May 17, 2012; Mr. Barrington joins Altria’s Board effective immediately

RICHMOND, Va. – January 27, 2012 – Altria Group, Inc. (Altria) (NYSE: MO) today announced its 2011 fourth-quarter and full-year results, and provided its 2012 full-year guidance for reported and adjusted diluted EPS.

“Altria delivered strong returns for its shareholders in 2011 in a challenging business environment while taking steps to continue creating shareholder value into the future,” said Michael E. Szymanczyk, Chairman and Chief Executive Officer (CEO) of Altria. “Altria grew its redefined adjusted diluted EPS by 7. 9% behind the strength of our tobacco and wine businesses.”

“Altria outperformed the S&P 500 Index for the twelfth consecutive year and delivered total shareholder return of 26.9%,” said Mr. Szymanczyk. “In 2011, Altria created shareholder value by increasing its dividend by 7.9%, repurchasing $1.3 billion of its shares, completing

6601 West Broad Street, Richmond, VA 23230

a $1.5 billion 2007 to 2011 cost reduction program and announcing a new cost reduction program for its tobacco and services companies in October.”

“Altria continues to focus on developing lower risk products that appeal to adult tobacco consumers,” said Mr. Szymanczyk. “To support this goal, I am pleased to announce that Altria Client Services has entered into an agreement with Okono A/S, an affiliate of Fertin Pharma A/S, to develop innovative, non-combustible nicotine-containing products for adult tobacco consumers. This new product initiative combines the expertise of the Altria family of companies with Okono and its affiliates’ product development and manufacturing capabilities.”

Chairman and CEO Transition

Altria also announced today that Michael E. Szymanczyk, 63, has decided to retire after 23 years of distinguished service to the company, including four years as Chairman and CEO of Altria and 12 years as President and CEO of Philip Morris USA (PM USA). The Board has elected Martin J. Barrington, 58, to serve as Altria’s Chairman and CEO, effective upon Mr. Szymanczyk’s retirement following the Annual Meeting of Shareholders on May 17, 2012. The Board also has elected Mr. Barrington to Altria’s Board, effective immediately.

Additionally, the Board elected David R. Beran, 57, to serve as Altria’s President and Chief Operating Officer, effective May 17, 2012, and approved a consulting agreement with Mr. Szymanczyk for an initial period ending January 31, 2014.

“It has been an extraordinary experience to lead the reshaping of Altria following the completion of the Kraft and Philip Morris International spin-offs,” said Mr. Szymanczyk. “I believe the company is well positioned to continue to prosper. As I near retirement, now is the time to transition leadership to people of an age to guide the company through its next phase of growth.”

“We are grateful for Mike Szymanczyk’s tremendous contributions to the company and its shareholders and are particularly pleased that he is willing to continue to share his expertise and insights through a consulting arrangement,” said Thomas Farrell, the Presiding Director. “Our choice of Mr. Barrington at this time as the next Chairman and CEO is the culmination of our systematic succession planning process. We are very enthusiastic about his proven ability to provide the vision and leadership necessary for this company to continue both to build its strong tobacco and wine core businesses and to develop new revenue opportunities in an era of expanding FDA regulation and evolving adult tobacco consumer preferences.”

“It is a real honor to follow Mike Szymanczyk in this role,” said Mr. Barrington. “He has led the company with exceptional skill, commitment and passion through Altria’s reshaping, including the expansion and diversification of Altria’s tobacco platform into the cigar and smokeless tobacco businesses. We are very fortunate to have someone with Dave Beran’s capabilities and experience to serve as President and Chief Operating Officer and I look forward to working with Dave and Altria’s terrific management team to continue to achieve superior shareholder returns.”

Mr. Barrington has held various roles in the Altria family of companies since 1993, including, most recently, as Vice Chairman. He has also served as General Counsel of both PM USA and Philip Morris International Inc. (PMI). In these and other roles he has participated in the work of virtually every business function of the Altria family of companies, through direct business responsibility for regulatory and external affairs, research and development, human resources and compliance, as well as working closely with marketing, sales, strategy and business development and operations. He has a B.A. from the College of Saint Rose and a J.D. from Albany Law School.

Mr. Beran joined the Altria family of companies in 1976 and has held leadership positions in finance, operations, planning and information, market research and marketing, most recently as Vice Chairman responsible for business operations. He has a B.S. from the University of Virginia and an M.B.A. from the University of Richmond.

Conference Call

A conference call with the investment community and news media will be webcast on January 27, 2012 at 9:00 a.m. Eastern Time. Access to the webcast is available at altria.com.

Disclosure of Financial Results and Redefined Measures

Altria reports its financial results, including diluted EPS, in accordance with U.S. generally accepted accounting principles (GAAP). Altria’s management reviews operating companies income (OCI), which is defined as operating income before corporate expenses and amortization of intangibles, to evaluate segment performance and allocate resources. Altria’s management also reviews OCI, operating margins and EPS on an adjusted basis, which excludes certain income and expense items that management believes are not part of underlying operations. These items typically include restructuring charges, SABMiller plc (SABMiller) special items, certain Philip Morris Capital Corporation (PMCC) leveraged lease charges and certain tax items. In December 2011, Altria announced that it would also exclude charges for tobacco and health judgments from adjusted financial calculations. Altria’s management does not view any of these special items to be part of Altria’s sustainable results as they may be highly variable and difficult to predict and can distort underlying business trends and results. Altria’s management also reviews income tax rates on an adjusted basis. Altria’s effective tax rate on operations excludes certain tax items from its reported effective tax rate. Altria’s management believes that the redefined adjusted measures for OCI, operating margins and EPS, as well as the effective tax rate on operations, provide useful insight into underlying business trends and results and provide a more meaningful comparison of year-over-year results. Altria’s management uses adjusted measures internally for planning, forecasting and evaluating the performances of Altria’s businesses, including allocating resources and evaluating results relative to employee compensation targets. These adjusted financial measures are not consistent with GAAP. This information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. Redefined adjusted diluted EPS results are shown below in Table 2 and redefined adjusted OCI and margins for the cigarettes and smokeless products segments are shown below in Tables 4 and 7, respectively. The 2011 full-year effective tax rate on operations is shown below in Table 3.

Reconciliations of adjusted measures to corresponding GAAP measures are provided in the release. Comparisons are to the same prior-year period unless otherwise stated.

Cost Management

In October 2011, Altria announced that it had initiated a new cost reduction program for its tobacco and service company subsidiaries, reflecting Altria’s objective to reduce cigarette-related infrastructure ahead of PM USA’s cigarette volume declines. The program is expected to deliver $400 million in annualized savings against previously planned spending by the end of 2013. Altria estimates total pre-tax restructuring charges in connection with this new program of approximately $300 million, which is lower than the original estimate of $375 million, primarily due to lower-than-expected employee separation costs. Altria recorded 2011 fourth-quarter pre-tax charges of $224 million or $0.07 per share, with the balance to be incurred in 2012. The estimated charges, substantially all of which will result in cash expenditures, relate primarily to employee separation costs of approximately $220 million, and other associated costs of approximately $80 million including lease termination and asset impairment charges.

In the third quarter of 2011, Altria completed its 2007 to 2011 cost reduction program, exceeding its $1.5 billion goal versus its 2006 cost base.

Cash Returns to Shareholders - Share Repurchase Programs

Altria’s Board authorized two $1 billion share repurchase programs in 2011. Altria repurchased 49.3 million shares at an average price of $26.91 for a total cost of $1.3 billion during 2011 under these two programs. Altria completed the first $1 billion share repurchase program authorized in January 2011 by repurchasing 37.6 million shares at an average price of $26.62 during the second and third quarters of 2011. In October 2011, Altria’s Board authorized the second $1 billion share repurchase program, under which Altria repurchased 11.7 million shares at an average price of $27.84 for a total cost of $327 million during the fourth quarter of 2011. Altria has $673 million remaining in the second program to repurchase shares, and intends to complete it by the end of 2012. Share repurchases depend upon marketplace conditions and other factors, and the program remains subject to the discretion of the Board.

Cash Returns to Shareholders - Dividends

In December 2011, Altria’s Board declared a regular quarterly dividend of $0.41 per common share. The current annualized dividend rate is $1.64 per common share. As of January 20, 2012, Altria’s annualized dividend yield was 5.7%.

In August 2011, Altria’s Board voted to increase the regular quarterly dividend by 7.9%, which was Altria’s 45th dividend increase in the last 42 years. Altria expects to continue to return a large amount of cash to shareholders in the form of dividends and to maintain a dividend payout ratio target of approximately 80% of its adjusted diluted EPS as redefined. Future dividend payments remain subject to the discretion of Altria’s Board.

Pension Plans Contribution

At the end of 2011, Altria’s pension plans were 76% funded on a Projected Benefit Obligation (PBO) basis. In January 2012, Altria made a voluntary $500 million pre-tax contribution to its pension plans from working capital, increasing the plans’ PBO funding level to approximately 83%.

New Product Development Agreement

Altria Client Services Inc. entered into an agreement with Okono A/S to develop innovative, non-combustible nicotine-containing products for adult tobacco consumers. Okono A/S is an affiliate of Fertin Pharma A/S, a global leader in the development and manufacture of nicotine gum with additional capabilities in other products and technologies.

2012 Full-Year Guidance

Altria forecasts that 2012 full-year reported diluted EPS will be in the range of $2.14 to $2.20. The forecast includes estimated charges of $0.03 per share related to asset impairment, exit, integration and implementation costs primarily related to the cost reduction program announced in October 2011, and estimated charges related to SABMiller special items.

Altria forecasts that 2012 full-year adjusted diluted EPS, which excludes special items that are listed below in Table 1, will be in the range of $2.17 to $2.23, representing a growth rate of 6% to 9% from an adjusted base of $2.05 per share in 2011.

The factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to this forecast. Reconciliations of full-year reported to adjusted diluted EPS are shown in Table 1 below.

Table 1 - Altria’s Full-Year Earnings Per Share Guidance Excluding Special Items

	Full Year
	2012 Guidance	2011	Change
Reported diluted EPS	$2.14 to $2.20	$1.64	30% to 34%
Asset impairment, exit, integration and implementation costs	0.02	0.07
SABMiller special items	0.01	0.03
PMCC leveraged lease charge	—	0.30
Tax items*	—	(0.04)
Tobacco and health judgments	—	0.05

Adjusted diluted EPS**	$2.17 to $2.23	$2.05	6% to 9%

*	Excludes the tax impact included in the 2011 PMCC leveraged lease charge.
**	As redefined in December 2011 to also exclude charges for tobacco and health judgments.

Altria also anticipates that 2012 capital expenditures will be approximately $150 million, and depreciation and amortization will be approximately $240 million.

2012 Reporting Segments

As part of Altria’s cost reduction program, on January 1, 2012, John Middleton Co. (Middleton) became a subsidiary of PM USA, reflecting management’s goal to achieve efficiencies in the management of these businesses. Effective January 1, 2012, Altria’s 2012 reportable segments will be smokeable products, which includes cigarettes and cigars; smokeless products; wine; and financial services. Altria will begin reporting the new smokeable products segment’s financial results and presenting comparable results for prior periods in its 2012 first-quarter results. Altria plans to continue reporting shipment and retail share results for both cigarettes and cigars.

ALTRIA GROUP, INC.

Altria’s 2011 reportable segments are Cigarettes, manufactured and sold by PM USA; Smokeless Products, manufactured and sold by or on behalf of U.S. Smokeless Tobacco Company LLC (USSTC) and PM USA; Cigars, manufactured and sold by Middleton; Wine, produced and/or distributed by Ste. Michelle Wine Estates Ltd. (Ste. Michelle); and Financial Services, provided by PMCC.

For the fourth quarter of 2011, Altria’s net revenues increased 3.4% to $6.1 billion due to higher net revenues from all reportable segments. Revenues net of excise taxes increased 5.0% to $4.3 billion.

Altria’s 2011 fourth-quarter reported diluted EPS was impacted by higher restructuring charges related to the cost reduction program announced in October 2011, higher charges related to tobacco and health judgments in December 2011, SABMiller special items and an increase to the allowance for losses in the financial services segment’s leasing portfolio. Altria’s reported 2011 fourth-quarter diluted EPS decreased 6.8% primarily due to lower OCI from cigarettes and smokeless products, which were impacted by restructuring charges related to the cost reduction program announced in October 2011, lower OCI from financial services, higher interest costs associated with tobacco and health judgments, and lower earnings from Altria’s equity investment in SABMiller. These factors were partially offset by higher OCI from cigars and wine, fewer shares outstanding and a lower reported effective tax rate. Altria’s 2011 fourth-quarter redefined adjusted diluted EPS, which excludes special items including charges related to tobacco and health judgments that are discussed below, increased 13.6% to $0.50 as shown in Table 2 below.

For the full year of 2011, Altria’s net revenues declined 2.3% to $23.8 billion primarily due to lower net revenues from financial services resulting from the 2011 second-quarter charge related to certain PMCC leveraged lease transactions; and lower cigarettes revenues, partially offset by higher net revenues from smokeless products, wine and cigars. Altria’s 2011 full-year revenues net of excise taxes decreased 1.6% to $16.6 billion.

Altria’s 2011 full-year reported diluted EPS was impacted by the 2011 second-quarter charge related to certain PMCC leveraged lease transactions, higher restructuring charges related to the cost reduction program that was announced in October 2011 and higher charges related to tobacco and health judgments. Altria’s 2011 full-year reported diluted EPS declined 12.3% primarily due to the second-quarter charge related to certain PMCC leveraged lease transactions, higher interest costs associated with tobacco and health judgments, and higher general corporate expenses. These factors were partially offset by higher OCI from cigarettes, smokeless products and wine, and higher earnings from Altria’s equity investment in SABMiller. Altria’s 2011 full-year redefined adjusted diluted EPS, which excludes special items including charges related to tobacco and health judgments that are discussed below, grew 7.9% to $2.05 as shown in Table 2 below.

Table 2 - Altria’s Adjusted Results Excluding Special Items

	Fourth Quarter			Full Year
	2011	2010	Change	2011	2010	Change
Reported diluted EPS	$0.41	$0.44	(6.8)%	$1.64	$1.87	(12.3)%
Asset impairment, exit, integration and implementation costs	0.07	—		0.07	0.04
UST acquisition-related costs*	—	—		—	0.01
SABMiller special items	0.01	0.01		0.03	0.03
PMCC leveraged lease charge	—	—		0.30	—
Tax items**	(0.03)	(0.01)		(0.04)	(0.05)

Original adjusted diluted EPS	$0.46	$0.44	4.5%	$2.00	$1.90	5.3%
Tobacco and health judgments	0.04	—		0.05	—

Redefined adjusted diluted EPS	$0.50	$0.44	13.6%	$2.05	$1.90	7.9%

*	Excludes exit and integration costs.
**	Excludes the tax impact included in the 2011 PMCC leveraged lease charge.

Restructuring Charges

Altria’s EPS comparisons of the fourth quarter and full year were impacted by restructuring charges. Altria’s operating companies recorded 2011 fourth-quarter pre-tax restructuring charges of $213 million primarily for asset impairment, exit, and implementation costs related to the cost reduction program announced in October 2011, and incurred 2010 fourth-quarter pre-tax restructuring charges of $16 million for integration, implementation and UST acquisition-related costs. These charges are reflected in the reconciliation section of Schedule 2, and the fourth-quarter EPS impact is shown above in Table 2. In addition, Altria incurred 2011 and 2010 fourth-quarter corporate asset impairment and exit costs of $8 million and $5 million, respectively. These costs are reflected in Schedule 1, “Corporate asset impairment and exit costs,” and the fourth-quarter EPS impact is shown above in Table 2.

Altria’s operating companies recorded pre-tax charges of $224 million and $147 million for the full years of 2011 and 2010, respectively, for asset impairment, exit, integration, implementation and UST acquisition-related costs. The 2011 full-year restructuring charges primarily related to the cost reduction program announced in October 2011. These charges are reflected in the reconciliation section of Schedule 4, and the full-year EPS impact is shown above in Table 2. For the full years of 2011 and 2010, Altria incurred corporate asset impairment and exit costs of $8 million and $6 million, respectively. These costs are reflected in Schedule 3, “Corporate asset impairment and exit costs,” and the full-year EPS impact is shown above in Table 2.

SABMiller Special Items

Comparisons of Altria’s fourth-quarter and full-year earnings from its equity investment in SABMiller were impacted by special items. SABMiller’s 2011 fourth-quarter special items included pre-tax acquisition-related costs for SABMiller’s acquisition of Foster’s Group Limited (Foster’s) and pre-tax costs for SABMiller’s “business capability programme,” partially offset by pre-tax gains resulting from SABMiller’s disposal of a business in Kenya. For the fourth quarter of 2010, SABMiller special items included pre-tax costs for its “business capability programme.” For the full year of 2011, SABMiller special items included pre-tax costs for its “business capability programme,” pre-tax acquisition-related costs for SABMiller’s acquisition of Foster’s, and SABMiller asset impairment charges, partially offset by pre-tax gains resulting from SABMiller’s hotel and gaming transaction and the disposal of a business in Kenya. SABMiller’s 2010 full-year special items included pre-tax costs for its “business capability programme” and its transaction to promote sustainable economic and social development in South Africa. These special items after-tax are reflected in Schedules 6 and 7, “2011 SABMiller special items” and “2010 SABMiller special items,” and the EPS impact of these special items is shown above in Table 2.

PMCC Leveraged Lease Charge

Altria’s 2011 full-year EPS comparisons were impacted by a one-time charge of $627 million in the second quarter of 2011 related to the tax treatment of certain PMCC leveraged lease transactions. The EPS impact of the charge is shown above in Table 2. The charge was recorded as a reduction to cumulative lease earnings of $490 million against PMCC’s net revenues, which is reflected in the reconciliation section of Schedule 4, and a net increase of $137 million to the provision for income taxes and included in Schedule 3, “Provision for income taxes,” which primarily represents interest on tax underpayments of $312 million, partially offset by the tax benefit of $175 million associated with the reduction in cumulative lease earnings.

Tax Items

Altria’s EPS comparisons of the fourth quarter and full year were impacted by tax items. For the fourth quarter of 2011 and 2010, Altria recorded net tax benefits of $53 million and $31 million, respectively. Excluding the tax impact of the PMCC leveraged lease charge discussed above, for the full year of 2011 and 2010, Altria recorded net tax benefits of $77 million and $110 million, respectively. These net tax benefits resulted primarily from the reversal of tax reserves and associated interest related to the expiration of statutes of limitations, closure of tax audits and reversal of tax accruals no longer required. These net tax benefits are reflected in Schedules 1 and 3, “Provision for income taxes,” and the EPS impact of these net benefits is shown above in Table 2.

Tax comparisons of the fourth quarter and full year also include the impact of tax matters related to Altria’s former subsidiaries, Kraft Foods Inc. (Kraft) and PMI, which are reflected in Schedules 1 and 3, “Provision for income taxes.” Altria recorded a 2011 fourth-quarter net tax benefit of $5 million and a 2011 full-year net tax provision of $14 million related to various Kraft tax matters. In the second quarter of 2010, Altria recorded a tax benefit of $169 million consisting of the reversal of tax reserves and interest related to Kraft and PMI tax matters. These amounts were fully offset by changes to the corresponding receivables from Kraft and PMI, which are also reflected in Schedules 1 and 3, “Changes to Kraft and PMI tax-related receivables.” Although there was no impact on Altria’s net earnings associated with the Kraft and PMI tax matters, these items impacted the 2011 and 2010 full-year income tax rates and 2011 fourth-quarter income tax rate.

Excluding the tax items discussed above, Altria’s 2011 effective tax rate on operations was 35.0% as shown below in Table 3. Altria anticipates that its 2012 full-year reported effective tax rate and effective tax rate on operations will be approximately 36%.

Table 3 - Altria’s 2011 Full-Year Tax Rates

2011
Reported Effective Tax Rate	39.2%
Interest on tax underpayments associated with PMCC leveraged lease charge	(5.6)
Other tax items	1.4

Effective tax rate on operations	35.0%

Tobacco and Health Judgments

Altria’s EPS comparisons of the fourth quarter and full year were impacted by pre-tax charges related to tobacco and health judgments. PM USA incurred 2011 fourth-quarter pre-tax charges of $62 million related to tobacco and health judgments in the Bullock and Williams cases as well as $59 million in interest costs primarily related to those cases. There were no charges related to tobacco and health judgments for the fourth quarter of 2010. For the full year of 2011, PM USA incurred pre-tax charges of $98 million related to tobacco and health judgments in the Bullock, Scott and Williams cases as well as $64 million in interest costs related to those cases. For the full year of 2010, PM USA and USSTC incurred pre-tax charges of $16 million and net interest costs of $5 million primarily related to PM USA’s Lukacs and Whiteley cases, and USSTC’s Hill case. These charges, excluding interest costs, are reflected in the reconciliation sections of Schedules 2 and 4, and the EPS impact of these charges, including interest costs, is shown above in Table 2. The interest costs related to the tobacco and health judgments are reflected in Schedules 1 and 3, “Interest and other debt expense, net.”

CIGARETTES

PM USA delivered strong 2011 fourth-quarter and full-year redefined adjusted OCI and margin growth through higher pricing and effective cost management as well as a continued focus on Marlboro. Reported OCI results for the fourth-quarter and full year of 2011 were impacted by restructuring charges related to the cost reduction program announced in October 2011 and charges related to smoking and health judgments.

For the fourth quarter of 2011, the cigarettes segment’s net revenues increased 2.9% primarily due to higher list prices, and revenues net of excise taxes grew 4.2%. For the full year of 2011, the cigarettes segment’s net revenues decreased 1.1% primarily due to lower volume, partially offset by higher list prices, and revenues net of excise taxes grew 0.4%.

For the fourth quarter of 2011, reported OCI for the cigarettes segment decreased 5.4% to $1.2 billion primarily due to higher restructuring charges related to the cost reduction program announced in October 2011 and charges related to tobacco and health judgments in the

Bullock and Williams cases, partially offset by higher list prices. For the full year of 2011, reported OCI for the cigarettes segment increased 2.3% to $5.6 billion primarily due to higher list prices, partially offset by lower volume, higher restructuring charges related to the cost reduction program announced in October 2011, charges related to tobacco and health judgments in the Bullock, Scott and Williams cases, and higher U.S. Food and Drug Administration (FDA) user fees. Redefined adjusted OCI, which is calculated excluding special items, including those identified in Table 4 below, increased 13.7% for the fourth quarter of 2011 and grew 5.2% for the full year of 2011.

Redefined adjusted OCI margins, which are calculated as redefined adjusted OCI divided by revenues net of excise taxes, increased 3.2 percentage points to 38.8% for the fourth quarter of 2011 and grew 1.8 percentage points to 40.2% for the full year of 2011. Revenues and OCI for the cigarettes segment are summarized in Table 4 below.

Table 4 - Cigarettes: Revenues and OCI ($ in Millions)

	Fourth Quarter				Full Year
	2011	2010	Change		2011	2010	Change
Net Revenues	$5,338	$5,190	2.9%		$21,403	$21,631	(1.1)%
Excise taxes	(1,707)	(1,705)			(6,846)	(7,136)

Revenues net of excise taxes	$3,631	$3,485	4.2%		$14,557	$14,495	0.4%

Reported OCI	$1,171	$1,238	(5.4)%		$5,574	$5,451	2.3%
Asset impairment, exit, and implementation costs	176	1			179	99

Original adjusted OCI	$1,347	$1,239	8.7%		$5,753	$5,550	3.7%
Tobacco and health judgments	62	—			98	11

Redefined adjusted OCI	$1,409	$1,239	13.7%		$5,851	$5,561	5.2%

Original adjusted OCI margins*	37.1%	35.6%	1.5	pp	39.5%	38.3%	1.2	pp

Redefined adjusted OCI margins**	38.8%	35.6%	3.2	pp	40.2%	38.4%	1.8	pp

*	Original adjusted OCI margins are calculated as original adjusted OCI divided by revenues net of excise taxes.
**	Redefined adjusted OCI margins are calculated as redefined adjusted OCI divided by revenues net of excise taxes.

PM USA’s reported domestic cigarette shipment volume for the fourth quarter of 2011 increased 0.2% primarily due to trade inventory dynamics, partially offset by retail share losses and one less shipping day. PM USA’s 2011 full-year reported domestic cigarette shipment volume declined 4.0% primarily due to retail share losses and one less shipping day, partially offset by changes in trade inventories.

After adjusting for changes in trade inventories and one less shipping day, PM USA’s 2011 fourth-quarter and full-year domestic cigarette shipment volume was estimated to be down approximately 3% and 4%, respectively. Total cigarette category volume for the fourth quarter and full year of 2011 was estimated to be down approximately 3% and 3.5%, respectively, when adjusted primarily for changes in trade inventories and one less shipping day. PM USA’s cigarette volume performance is summarized in Table 5 below.

Table 5 - Cigarettes: Reported Volume (Units in Billions)

	Fourth Quarter			Full Year
	2011	2010	Change	2011	2010	Change
Marlboro	29.0	29.2	(0.6)%	117.2	121.9	(3.8)%
Other Premium	2.3	2.4	(7.2)%	9.4	10.3	(9.1)%
Discount	2.4	2.0	19.7%	8.5	8.6	(0.9)%

Total Cigarettes	33.7	33.6	0.2%	135.1	140.8	(4.0)%

Note: Volume includes units sold as well as promotional units, but excludes Puerto Rico, U.S. Territories, Overseas Military, and Philip Morris Duty Free Inc.; percent volume change calculation is based on units to the nearest million.

Marlboro’s 2011 fourth-quarter and full-year retail share decreased 0.7 and 0.6 share points, respectively. In 2010, Marlboro delivered record full-year retail share results at lower margin levels. Marlboro plans to continue to focus on brand-building initiatives and equity-enhancing new products and programs in 2012. For example, PM USA recently launched Marlboro Black with packaging in non-menthol and menthol varieties.

PM USA’s 2011 fourth-quarter and full-year retail share declined 0.4 and 0.8 share points, respectively, primarily due to retail share losses on Marlboro. PM USA’s cigarette retail share performance is summarized in Table 6 below.

Table 6 - Cigarettes: Retail Share (Percent)

	Fourth Quarter				Full Year
	2011	2010	Change		2011	2010	Change
Marlboro	41.6	42.3	(0.7	) pp	42.0	42.6	(0.6	) pp
Other Premium	3.6	3.8	(0.2	) pp	3.7	3.9	(0.2	) pp
Discount	3.6	3.1	0.5	pp	3.3	3.3	—	pp

Total Cigarettes	48.8	49.2	(0.4	) pp	49.0	49.8	(0.8	) pp

Note: Cigarettes segment retail share results are based on data from SymphonyIRI Group/Capstone, which is a retail tracking service that uses a sample of stores to project market share performance in retail stores selling cigarettes. The panel was not designed to capture sales through other channels, including the Internet, direct mail and some illicitly tax-advantaged outlets.

SMOKELESS PRODUCTS

The smokeless products segment delivered strong 2011 full-year redefined adjusted operating income and margin growth behind Copenhagen and Skoal’s combined volume and retail share performance. Fourth-quarter comparisons were impacted by higher 2011 fourth-quarter promotional activities versus lower levels of promotions in the fourth quarter of 2010 due to the rollout of an enhanced retail platform, and higher 2011 fourth-quarter restructuring charges primarily related to the cost reduction program announced in October 2011.

The smokeless products segment’s 2011 fourth-quarter and full-year net revenues and revenues net of excise taxes increased primarily due to higher volume and pricing. 2011 fourth-quarter and full-year net revenues increased 6.6% and 4.8%, respectively, and revenues net of excise taxes increased 6.8% for the fourth quarter and grew 5.0% for the full year of 2011.

The smokeless products segment’s 2011 fourth-quarter reported OCI decreased 8.3% primarily due to higher restructuring charges related to the cost reduction program announced in October 2011 and higher promotional costs, partially offset by higher pricing and volume. For the full year of 2011, reported OCI increased 7.0% primarily due to higher pricing and volume, partially offset by higher restructuring charges related to the cost reduction program announced in October 2011. Redefined adjusted OCI, which is calculated excluding special items, including those identified in Table 7 below, increased 3.6% for the fourth quarter of 2011, and increased 7.7% for the full year of 2011.

Redefined adjusted OCI margins, which are calculated as redefined adjusted OCI divided by revenues net of excise taxes, declined 1.9 percentage points to 59.3% for the fourth quarter of 2011 primarily due to higher 2011 fourth-quarter promotional activities discussed above. For the full year of 2011, redefined adjusted OCI margins grew 1.5 percentage points to 59.0%.

Revenues and OCI for the smokeless products segment are summarized in Table 7 below.

Table 7 - Smokeless Products: Revenues and OCI ($ in Millions)

	Fourth Quarter				Full Year
	2011	2010	Change		2011	2010	Change
Net Revenues	$418	$392	6.6%		$1,627	$1,552	4.8%
Excise taxes	(27)	(26)			(108)	(105)

Revenues net of excise taxes	$391	$366	6.8%		$1,519	$1,447	5.0%

Reported OCI	$199	$217	(8.3)%		$859	$803	7.0%
Asset impairment, exit, integration, and UST acquisition-related costs	33	7			37	24

Original adjusted OCI	$232	$224	3.6%		$896	$827	8.3%
Tobacco and health judgments(1)	—	—			—	5

Redefined adjusted OCI	$232	$224	3.6%		$896	$832	7.7%

Original adjusted OCI margins*	59.3%	61.2%	(1.9	) pp	59.0%	57.2%	1.8	pp

Redefined adjusted OCI margins**	59.3%	61.2%	(1.9	) pp	59.0%	57.5%	1.5	pp

(1)	Represents a Q3 2010 settlement in the Hill case.
*	Original adjusted OCI margins are calculated as original adjusted OCI divided by revenues net of excise taxes.
**	Redefined adjusted OCI margins are calculated as redefined adjusted OCI divided by revenues net of excise taxes.

Copenhagen and Skoal’s 2011 fourth-quarter and full-year combined shipment volume increased 13.0% and 6.5%, respectively. Copenhagen’s volume continued to benefit from new product introductions, including the 2011 introduction of Copenhagen Wintergreen Pouches as well as continued strength from the introductions of Copenhagen Long Cut Wintergreen in late 2009, and Long Cut Straight and Extra Long Cut Natural in the first quarter of 2010. Skoal’s volume growth benefited from the Skoal X-tra and Skoal Snus new products introduced in the first quarter of 2011, partially offset by the de-listing of seven Skoal SKUs that occurred in the second quarter of 2011. Marlboro Snus’s volume was negatively impacted by significantly lower levels of promotional support when compared to activity around its national expansion in 2010, and the shift in mix from packages with six pouches to tins with fifteen pouches. USSTC and PM USA’s 2011 fourth-quarter and full-year combined reported domestic smokeless products shipment volume increased 9.7% and 1.4%, respectively, as shipment volume growth on Copenhagen and Skoal were partially offset by volume declines in its Other portfolio brands, including Marlboro Snus.

After adjusting for changes in trade inventories, USSTC and PM USA’s 2011 fourth-quarter and full-year combined domestic smokeless products shipment volume was estimated to be up approximately 6% and 4%, respectively. USSTC and PM USA believe that the smokeless category’s 2011 full-year volume grew at an estimated rate of approximately 5%. USSTC and PM USA’s combined volume performance for smokeless products is summarized in Table 8 below.

Table 8 - Smokeless Products: Reported Volume (Cans and Packs in Millions)

	Fourth Quarter			Full Year
	2011	2010	Change	2011	2010	Change
Copenhagen	95.7	82.6	15.9%	354.2	327.5	8.2%
Skoal	71.9	65.7	9.4%	286.8	274.4	4.5%

Copenhagen and Skoal	167.6	148.3	13.0%	641.0	601.9	6.5%
Other	21.7	24.2	(10.4)%	93.6	122.5	(23.6)%

Total Smokeless Products	189.3	172.5	9.7%	734.6	724.4	1.4%

Note: Other includes USSTC and PM USA smokeless products. Volume includes cans and packs sold, as well as promotional units, but excludes international volume. Percent volume change calculation is based on cans and packs to the nearest thousand. New types of smokeless products, as well as new packaging configurations of existing smokeless products, may or may not be equivalent to existing moist smokeless tobacco (MST) products on a can for can basis. USSTC and PM USA have assumed the following equivalent ratios to calculate volumes of cans and packs shipped: one pack of snus, irrespective of the number of pouches in the pack, is equivalent to one can of MST; one can of Skoal Slim Can pouches is equivalent to a 0.53 can of MST; and all other products are considered to be equivalent on a can for can basis. If our assumptions regarding these equivalent ratios change, it may result in a change to these reported results.

Copenhagen and Skoal’s 2011 combined retail share increased 2.4 share points in the fourth quarter of 2011, and grew 1.0 share points for the full year of 2011. Copenhagen’s 2011 fourth-quarter and full-year retail share increased 2.4 and 1.5 share points, respectively. The brand’s retail share results continued to benefit from new product introductions over the past several years. Skoal’s 2011 fourth-quarter retail share was unchanged. Skoal’s 2011 full-year retail share decreased 0.5 share points, as share losses, which include the impact of the 2011 second-quarter de-listing of seven SKUs, were partially offset by share gains on new products that were introduced earlier this year.

USSTC and PM USA’s 2011 fourth-quarter combined retail share increased 1.1 share points primarily due to the share gains on Copenhagen and stability in Skoal’s performance. For the full year of 2011, USSTC and PM USA’s combined retail share decreased 0.1 share point due to share losses on Other portfolio brands, including Marlboro Snus, and Skoal, mostly offset by share gains on Copenhagen. USSTC and PM USA’s combined retail share performance for smokeless products is summarized in Table 9 below.

Table 9 - Smokeless Products: Retail Share (Percent)

	Fourth Quarter				Full Year
	2011	2010	Change		2011	2010	Change
Copenhagen	27.3	24.9	2.4	pp	26.2	24.7	1.5	pp
Skoal	22.6	22.6	—	pp	22.8	23.3	(0.5	) pp

Copenhagen and Skoal	49.9	47.5	2.4	pp	49.0	48.0	1.0	pp
Other	5.6	6.9	(1.3	) pp	6.1	7.2	(1.1	) pp

Total Smokeless Products	55.5	54.4	1.1	pp	55.1	55.2	(0.1	) pp

Note: Retail share performance is based on data from the SymphonyIRI Group (SymphonyIRI) InfoScan Smokeless Tobacco Database 2011 for Food, Drug, Mass Merchandisers (excluding Wal-Mart) and Convenience trade classes, which tracks smokeless products market share performance based on the number of cans and packs sold. Smokeless Products is defined as moist smokeless and spit-less tobacco products. Other includes USSTC and PM USA smokeless tobacco products. New types of smokeless products, as well as new packaging configuration of existing smokeless products, may or may not be equivalent to existing MST products on a can for can basis. USSTC and PM USA have assumed that one pack of snus, irrespective of the number of pouches in the pack, is equivalent to one can of MST. All other products are considered to be equivalent on a can for can basis. If our assumptions regarding these equivalent ratios change, it may result in a change to these reported results. It is SymphonyIRI’s standard practice to periodically refresh its InfoScan syndicated services, which could restate retail share results that were released previously. For example, SymphonyIRI performed a restatement of its InfoScan Smokeless Tobacco Database in the second quarter of 2011, which restated retail share results that were released previously.

CIGARS

The cigars segment’s 2011 second-half financial results were stronger compared to the first half of 2011 as Middleton made significant progress on improving its profitability and margins through new product introductions and brand-building initiatives on Black & Mild. As a result of these initiatives, Black & Mild achieved strong 2011 fourth-quarter and full-year retail share results.

The cigars segment’s 2011 fourth-quarter net revenues increased 7.3% primarily due to lower promotional spending and higher list prices, partially offset by lower volume. 2011 full-year net revenues grew 1.3% primarily due to higher list prices. Revenues net of excise taxes increased 26.8% for the fourth quarter and grew 3.4% for the full year of 2011.

For the fourth quarter of 2011, reported OCI increased 85.7% primarily due to lower promotional spending and higher list prices, partially offset by lower volume and higher restructuring charges related to the cost reduction program announced in October 2011. During the fourth quarter of 2010, Middleton significantly increased promotional investments to defend its position in the marketplace due to increased competitive activity, including higher levels of imported machine-made large cigars. For the full year of 2011, reported OCI decreased 2.4% primarily due to costs related to manufacturing infrastructure upgrades and new product costs, partially offset by higher list prices. Redefined adjusted OCI, which is calculated excluding special items, including those identified in Table 10 below, increased 95.5% for the fourth quarter of 2011, and declined 1.2% for the full year of 2011.

Redefined adjusted OCI margins, which are calculated as redefined adjusted OCI divided by revenues net of excise taxes, increased 16.8 percentage points to 47.8% for the fourth quarter of 2011 and decreased 2.2 percentage points to 46.4% for the full year of 2011. Revenues and OCI for the cigars segment are summarized in Table 10 below.

Table 10 - Cigars: Revenues and OCI ($ in Millions)

	Fourth Quarter				Full Year
	2011	2010	Change		2011	2010	Change
Net Revenues	$132	$123	7.3%		$567	$560	1.3%
Excise taxes	(42)	(52)			(207)	(212)

Revenues net of excise taxes	$90	$71	26.8%		$360	$348	3.4%

Reported OCI	$39	$21	85.7%		$163	$167	(2.4)%
Asset impairment, exit and integration costs	4	1			4	2

Redefined adjusted OCI*	$43	$22	95.5%		$167	$169	(1.2)%

Redefined adjusted OCI margins**	47.8%	31.0%	16.8	pp	46.4%	48.6%	(2.2	) pp

*	As redefined in December 2011 to exclude charges for tobacco and health judgments. There were no charges for tobacco and health judgments for the cigars segment in 2010 or 2011.
**	Redefined adjusted OCI margins are calculated as redefined adjusted OCI divided by revenues net of excise taxes.

Middleton’s 2011 fourth-quarter reported cigars shipment volume decreased 5.6% primarily due to changes in trade inventories. Middleton believes that wholesalers depleted Black & Mild cigar inventories that had been built in the third quarter of 2011. For the full year of 2011, Middleton’s reported cigars shipment volume was unchanged. Middleton’s volume performance for machine-made large cigars is summarized in Table 11 below.

Table 11 - Cigars: Reported Volume (Units in Millions)

	Fourth Quarter			Full Year
	2011	2010	Change	2011	2010	Change
Black & Mild	281	298	(5.5)%	1,226	1,222	0.3%

Total Cigars	286	303	(5.6)%	1,246	1,246	—%

Note: Percent volume change calculation is based on units to the nearest thousand.

Black & Mild’s 2011 fourth-quarter and full-year retail share increased 0.9 and 0.5 share points, respectively, as the brand benefited from new product introductions. For the fourth quarter of 2011, Middleton broadened its untipped cigarillo portfolio with new Aroma Wrap™ foil pouch packaging that accompanied the national introduction of Black & Mild Wine. This new fourth-quarter packaging roll-out also included Black & Mild Sweets and Classic varieties. Middleton’s retail share performance is summarized in Table 12 below.

Table 12 - Cigars: Retail Share (Percent)

	Fourth Quarter				Full Year
	2011	2010	Change		2011	2010	Change
Black & Mild	30.8	29.9	0.9	pp	29.5	29.0	0.5	pp

Total Cigars	31.1	30.2	0.9	pp	29.8	29.4	0.4	pp

Note: Retail share results for cigars are based on data from the SymphonyIRI InfoScan Cigar Database 2011 for Food, Drug, Mass Merchandisers (excluding Wal-Mart) and Convenience trade classes, which tracks machine-made large cigars market share performance. Middleton defines machine-made large cigars as cigars made by machine that weigh greater than three pounds per thousand, except cigars sold at retail in packages of 20 cigars. This service was developed to provide a representation of retail business performance in key trade channels. It is SymphonyIRI’s standard practice to periodically refresh its InfoScan syndicated services, which could restate retail share results that were released previously. For example, SymphonyIRI performed a restatement of its InfoScan Cigar Database in the second quarter of 2011, which restated retail share results that were released previously.

WINE

Ste. Michelle delivered strong 2011 full-year financial and volume results as it continued to focus on improving its mix to higher margin, premium products. Revenues net of excise taxes and adjusted OCI experienced double-digit growth for the full year of 2011.

The wine segment’s net revenues and revenues net of excise taxes increased primarily due to higher premium volume. 2011 fourth-quarter and full-year net revenues increased 10.6% and 12.4%, respectively, and revenues net of excise taxes for the fourth quarter and full year of 2011 grew 9.6% and 12.5%, respectively.

The wine segment’s 2011 fourth-quarter reported OCI increased 23.3% due to lower restructuring charges. For the full year of 2011, reported OCI increased 49.2% primarily due to higher premium volume and lower restructuring charges. Adjusted OCI, which is calculated excluding special items, including those identified in Table 13 below, was unchanged for the fourth quarter of 2011 and increased 14.5% for the full year of 2011.

Adjusted OCI margins decreased 2.2 percentage points to 23.1% for the fourth quarter of 2011 and grew 0.4 percentage points to 19.2% for the full year of 2011. Revenues and OCI for the wine segment are summarized in Table 13 below.

Table 13 - Wine: Revenues and OCI ($ in Millions)

	Fourth Quarter				Full Year
	2011	2010	Change		2011	2010	Change
Net Revenues	$167	$151	10.6%		$516	$459	12.4%
Excise taxes	(7)	(5)			(20)	(18)

Revenues net of excise taxes	$160	$146	9.6%		$496	$441	12.5%

Reported OCI	$37	$30	23.3%		$91	$61	49.2%
Integration and UST acquisition-related costs	—	7			4	22

Adjusted OCI	$37	$37	—%		$95	$83	14.5%

Adjusted OCI margins*	23.1%	25.3%	(2.2	) pp	19.2%	18.8%	0.4	pp

*	Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.

Ste. Michelle’s 2011 fourth-quarter and full-year reported wine shipment volume increased primarily due to the national expansion of select wines into off-premise channels and growth in its Chateau Ste. Michelle brand. 2011 fourth-quarter and full-year reported wine shipment volume increased 10.9% and 9.6%, respectively. Ste. Michelle’s reported shipment volume performance for wine is summarized in Table 14 below.

Table 14 - Wine: Reported Volume (Cases in Thousands)

	Fourth Quarter			Full Year
	2011	2010	Change	2011	2010	Change
Chateau Ste. Michelle	804	713	12.8%	2,522	2,338	7.9%
Columbia Crest	699	648	7.9%	2,055	2,054	0.1%
Other	852	762	11.7%	2,744	2,289	19.8%

Total Wine	2,355	2,123	10.9%	7,321	6,681	9.6%

Note: Percent volume change calculation is based on units to the nearest hundred.

FINANCIAL SERVICES

The financial services segment’s 2011 fourth-quarter reported OCI decreased $60 million to $10 million, reflecting a $60 million increase in the allowance for losses related to the American Airlines bankruptcy filing.

For the full year of 2011, the financial services segment reported an operating companies loss of $349 million primarily due to the 2011 second-quarter charge of $490 million related to certain leveraged lease transactions and a $25 million net increase in the allowance for losses, partially offset by higher lease revenues, which included gains on asset sales. The financial services segment’s 2011 full-year adjusted OCI, which is calculated excluding the PMCC leveraged lease charge, decreased $16 million to $141 million. The allowance for losses at the end of 2011 was $227 million versus $202 million at the end of 2010. OCI for the financial services segment is summarized in Table 15 below.

Table 15 - Financial Services: Operating Companies Income (Loss) ($ in Millions)

	Fourth Quarter			Full Year
	2011	2010	Change	2011	2010	Change
Reported Operating Companies Income (Loss)	$10	$70	(85.7)%	$(349)	$157	(100	)% +
PMCC leveraged lease charge	—	—		490	—

Adjusted OCI	$10	$70	(85.7)%	$141	$157	(10.2)%

PMCC remains focused on managing its portfolio of leased assets in order to maximize financial contributions to Altria. PMCC is not making new investments and expects that its OCI will vary over time as investments mature or are sold.

ALTRIA’S PROFILE

Altria directly or indirectly owns 100% of each of PM USA, USSTC, Middleton, Ste. Michelle and PMCC. Altria holds a continuing economic and voting interest in SABMiller.

The brand portfolios of Altria’s tobacco operating companies include such well-known names as Marlboro, Copenhagen, Skoal and Black & Mild. Ste. Michelle produces and markets premium wines sold under various labels, including Chateau Ste. Michelle and Columbia Crest, and it exclusively distributes and markets Antinori, Champagne Nicolas Feuillatte and Villa Maria Estate products in the United States. Trademarks and service marks related to Altria referenced in this release are the property of, or licensed by, Altria or its subsidiaries. More information about Altria is available at altria.com.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

This press release contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.

Important factors that may cause actual results and outcomes to differ materially from those contained in the projections and forward-looking statements included in this press release are described in Altria’s publicly filed reports, including its Annual Report on Form 10-K for the year ended December 31, 2010, and its Quarterly Report on Form 10-Q for the period ended September 30, 2011.

These factors include the following: Altria’s tobacco businesses (PM USA, USSTC and Middleton) are subject to price competition; changes in adult consumer preferences and demand for their products; fluctuations in raw material availability, quality and cost; reliance on key facilities and suppliers; reliance on critical information systems, many of which are managed by third party services providers; fluctuations in levels of customer inventories; the effects of global, national and local economic and market conditions; changes to income tax laws; legislation, including actual and potential federal and state excise tax increases; increasing marketing and regulatory restrictions; the effects of price increases related to excise tax increases and concluded tobacco litigation settlements on trade inventories, consumption rates and consumer preferences within price segments; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; privately imposed smoking restrictions; and, from time to time, governmental investigations.

Furthermore, the results of Altria’s tobacco businesses are dependent upon their continued ability to promote brand equity successfully; to anticipate and respond to evolving adult consumer preferences; to develop new products and markets and to broaden brand portfolios in order to compete effectively; and to improve productivity.

Altria and its tobacco businesses are also subject to federal, state and local government regulation, including broad-based regulation of PM USA and USSTC by the FDA. Altria and its subsidiaries continue to be subject to litigation, including risks associated with adverse jury and judicial determinations, courts reaching conclusions at variance with the companies’ understanding of applicable law, bonding requirements in the limited number of jurisdictions that do not limit the dollar amount of appeal bonds and certain challenges to bond cap statutes.

Altria cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements that it may make except as required by applicable law. All subsequent written and oral forward-looking statements attributable to Altria or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements referenced above.

Source: Altria Group, Inc.

Altria Client Services	Altria Client Services
Investor Relations	Media Relations
804-484-8222	804-484-8897

Schedule 1

ALTRIA GROUP, INC.

and Subsidiaries

Consolidated Statements of Earnings

For the Quarters Ended December 31,

(in millions, except per share data)

(Unaudited)

	$0,000	$0,000	$0,000
	2011	2010	% Change
Net revenues	$6,129	$5,927	3.4%
Cost of sales (*)	1,972	1,885	4.6%
Excise taxes on products (*)	1,783	1,788	(0.3)%

Gross profit	2,374	2,254	5.3%
Marketing, administration and research costs	707	678
Asset impairment and exit costs	211	-

Operating companies income	1,456	1,576	(7.6)%
Amortization of intangibles	4	4
General corporate expenses	83	74
Changes to Kraft and PMI tax-related receivables	5	-
Corporate asset impairment and exit costs	8	5

Operating income	1,356	1,493	(9.2)%
Interest and other debt expense, net	351	277
Earnings from equity investment in SABMiller	(178)	(191)

Earnings before income taxes	1,183	1,407	(15.9)%
Provision for income taxes	346	487	(29.0)%

Net earnings	837	920	(9.0)%

Net earnings attributable to noncontrolling interests	(1)	(1)

Net earnings attributable to Altria Group, Inc.	$836	$919	(9.0)%

Per share data:
Basic earnings per share attributable to Altria Group, Inc.	$0.41	$0.44	(6.8)%
Diluted earnings per share attributable to Altria Group, Inc.	$0.41	$0.44	(6.8)%

Weighted average diluted shares outstanding	2,043	2,082	(1.9)%

(*)	Cost of sales includes charges for state settlement and other tobacco agreements, and FDA user fees. Supplemental information concerning those items and excise taxes on products sold is shown in Schedule 5.

Schedule 2

ALTRIA GROUP, INC.

and Subsidiaries

Selected Financial Data by Reporting Segment

For the Quarters Ended December 31,

(dollars in millions)

(Unaudited)

	$000,000	$000,000	$000,000	$000,000	$000,000	$000,000
	Net Revenues

	Cigarettes	Smokeless Products	Cigars	Wine	Financial Services	Total
2011	$5,338	$418	$132	$167	$74	$6,129

2010	5,190	392	123	151	71	5,927

% Change	2.9%	6.6%	7.3%	10.6%	4.2%	3.4%

Reconciliation:

For the quarter ended December 31, 2010	$5,190	$392	$123	$151	$71	$5,927

Operations	148	26	9	16	3	202

For the quarter ended December 31, 2011	$5,338	$418	$132	$167	$74	$6,129

	Operating Companies Income

	Cigarettes	Smokeless Products	Cigars	Wine	Financial Services	Total
2011	$1,171	$199	$39	$37	$10	$1,456

2010	1,238	217	21	30	70	1,576

% Change	(5.4)%	(8.3)%	85.7%	23.3%	(85.7)%	(7.6)%

Reconciliation:

For the quarter ended December 31, 2010	$1,238	$217	$21	$30	$70	$1,576

Asset impairment and exit costs - 2010	(4)	4	-	-	-	-

Integration costs - 2010	-	3	1	-	-	4

Implementation costs - 2010	5	-	-	-	-	5

UST acquisition-related costs - 2010	-	-	-	7	-	7

	1	7	1	7	-	16

Asset impairment and exit costs - 2011	(175)	(32)	(4)	-	-	(211)

Implementation costs - 2011	(1)	-	-	-	-	(1)

UST acquisition-related costs - 2011	-	(1)	-	-	-	(1)

Tobacco and health judgments - 2011	(62)	-	-	-	-	(62)

	(238)	(33)	(4)	-	-	(275)

Operations	170	8	21	-	(60)	139

For the quarter ended December 31, 2011	$1,171	$199	$39	$37	$10	$1,456

Schedule 3

ALTRIA GROUP, INC.

and Subsidiaries

Consolidated Statements of Earnings

For the Years Ended December 31,

(in millions, except per share data)

(Unaudited)

	2011	2010	% Change
Net revenues	$23,800	$24,363	(2.3)%
Cost of sales (*)	7,680	7,704	(0.3)%
Excise taxes on products (*)	7,181	7,471	(3.9)%

Gross profit	8,939	9,188	(2.7)%
Marketing, administration and research costs	2,387	2,519
Asset impairment and exit costs	214	30

Operating companies income	6,338	6,639	(4.5)%
Amortization of intangibles	20	20
General corporate expenses	256	216
Changes to Kraft and PMI tax-related receivables	(14)	169
Corporate asset impairment and exit costs	8	6

Operating income	6,068	6,228	(2.6)%
Interest and other debt expense, net	1,216	1,133
Earnings from equity investment in SABMiller	(730)	(628)

Earnings before income taxes	5,582	5,723	(2.5)%

Provision for income taxes	2,189	1,816	20.5%

Net earnings	3,393	3,907	(13.2)%
Net earnings attributable to noncontrolling interests	(3)	(2)

Net earnings attributable to Altria Group, Inc.	$3,390	$3,905	(13.2)%

Per share data:
Basic earnings per share attributable to Altria Group, Inc.	$1.64	$1.87	(12.3)%
Diluted earnings per share attributable to Altria Group, Inc.	$1.64	$1.87	(12.3)%

Weighted average diluted shares outstanding	2,064	2,079	(0.7)%

(*)	Cost of sales includes charges for state settlement and other tobacco agreements, and FDA user fees. Supplemental information concerning those items and excise taxes on products sold is shown in Schedule 5.

Schedule 4

ALTRIA GROUP, INC.

and Subsidiaries

Selected Financial Data by Reporting Segment

For the Years Ended December 31,

(dollars in millions)

(Unaudited)

	Net Revenues

	Cigarettes	Smokeless Products	Cigars	Wine	Financial Services	Total

2011	$21,403	$1,627	$567	$516	$(313)	$23,800

2010	21,631	1,552	560	459	161	24,363

% Change	(1.1)%	4.8%	1.3%	12.4%	(100.0)%+	(2.3)%

Reconciliation:
For the year ended December 31, 2010	$21,631	$1,552	$560	$459	$161	$24,363

PMCC leveraged lease charge - 2011	-	-	-	-	(490)	(490)

Operations	(228)	75	7	57	16	(73)

For the year ended December 31, 2011	$21,403	$1,627	$567	$516	$(313)	$23,800

	Operating Companies Income (Loss)

	Cigarettes	Smokeless Products	Cigars	Wine	Financial Services	Total

2011	$5,574	$859	$163	$91	$(349)	$6,338

2010	5,451	803	167	61	157	6,639

% Change	2.3%	7.0%	(2.4)%	49.2%	(100.0)%+	(4.5)%

Reconciliation:
For the year ended December 31, 2010	$5,451	$803	$167	$61	$157	$6,639

Asset impairment and exit costs - 2010	24	6	-	-	-	30

Integration costs - 2010	-	16	2	2	-	20

Implementation costs - 2010	75	-	-	-	-	75

UST acquisition-related costs - 2010	-	2	-	20	-	22

Tobacco and health judgments - 2010	11	5	-	-	-	16

	110	29	2	22	-	163

Asset impairment and exit costs - 2011	(178)	(32)	(4)	-	-	(214)

Integration costs - 2011	-	(3)	-	-	-	(3)

Implementation costs - 2011	(1)	-	-	-	-	(1)

UST acquisition-related costs - 2011	-	(2)	-	(4)	-	(6)

Tobacco and health judgments - 2011	(98)	-	-	-	-	(98)

PMCC leveraged lease charge - 2011	-	-	-	-	(490)	(490)

	(277)	(37)	(4)	(4)	(490)	(812)

Operations	290	64	(2)	12	(16)	348

For the year ended December 31, 2011	$5,574	$859	$163	$91	$(349)	$6,338

Schedule 5

ALTRIA GROUP, INC.

and Subsidiaries

Supplemental Financial Data by Reporting Segment

(dollars in millions)

(Unaudited)

	For the Quarters Ended December 31,		For the Years Ended December 31,
	2011	2010	2011	2010
The segment detail of excise taxes on products sold is as follows:

Cigarettes	$1,707	$1,705	$6,846	$7,136
Smokeless products	27	26	108	105
Cigars	42	52	207	212
Wine	7	5	20	18

	$1,783	$1,788	$7,181	$7,471

The segment detail of charges for state settlement and other tobacco agreements included in cost of sales is as follows:

Cigarettes	$1,192	$1,150	$4,767	$4,819
Smokeless products	2	3	10	10
Cigars	2	1	8	4

	$1,196	$1,154	$4,785	$4,833

The segment detail of FDA user fees included in cost of sales is as follows:

Cigarettes	$53	$51	$207	$134
Smokeless products	-	-	2	1

	$53	$51	$209	$135

Schedule 6

ALTRIA GROUP, INC.

and Subsidiaries

Net Earnings and Diluted Earnings Per Share - Attributable to Altria Group, Inc.

For the Quarters Ended December 31,

(dollars in millions, except per share data)

(Unaudited)

	Net Earnings	Diluted E.P.S.

2011 Net Earnings	$836	$0.41
2010 Net Earnings	$919	$0.44
% Change	(9.0)%	(6.8)%

Reconciliation:
2010 Net Earnings	$919	$0.44

2010 Asset impairment, exit, integration and implementation costs	9	-
2010 UST acquisition-related costs	5	-
2010 SABMiller special items	14	0.01
2010 Tax items	(31)	(0.01)

	(3)	-

2011 Asset impairment, exit, integration and implementation costs	(138)	(0.07)
2011 UST acquisition-related costs	(1)	-
2011 Tobacco and health judgments	(78)	(0.04)
2011 SABMiller special items	(30)	(0.01)
2011 Tax items	53	0.03

	(194)	(0.09)

Fewer shares outstanding		0.01
Operations	114	0.05

2011 Net Earnings	$836	$0.41

2011 Net Earnings Adjusted For Special Items	$1,030	$0.50
2010 Net Earnings Adjusted For Special Items	$916	$0.44
% Change	12.4%	13.6%

Schedule 7

ALTRIA GROUP, INC.

and Subsidiaries

Net Earnings and Diluted Earnings Per Share - Attributable to Altria Group, Inc.

For the Years Ended December 31,

(dollars in millions, except per share data)

(Unaudited)

	Net Earnings	Diluted E.P.S. (**)

2011 Net Earnings	$3,390	$1.64
2010 Net Earnings	$3,905	$1.87
% Change	(13.2)%	(12.3)%

Reconciliation:
2010 Net Earnings	$3,905	$1.87

2010 Asset impairment, exit, integration and implementation costs	84	0.04
2010 UST acquisition-related costs	14	0.01
2010 Tobacco and health judgments	13	-
2010 SABMiller special items	69	0.03
2010 Tax items	(110)	(0.05)

	70	0.03

2011 Asset impairment, exit, integration and implementation costs	(142)	(0.07)
2011 UST acquisition-related costs	(5)	-
2011 Tobacco and health judgments	(102)	(0.05)
2011 SABMiller special items	(54)	(0.03)
2011 PMCC leveraged lease charge	(627)	(0.30)
2011 Tax items (*)	77	0.04

	(853)	(0.41)

Fewer shares outstanding		0.01
Operations	268	0.14

2011 Net Earnings	$3,390	$1.64

2011 Net Earnings Adjusted For Special Items	$4,243	$2.05
2010 Net Earnings Adjusted For Special Items	$3,975	$1.90
% Change	6.7%	7.9%

(*)	Excludes the tax impact included in the 2011 PMCC leveraged lease charge.

(**)	Diluted earnings per share is computed independently for each period. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the totals for the year.

Schedule 8

ALTRIA GROUP, INC.

and Subsidiaries

Condensed Consolidated Balance Sheets

(dollars in millions)

(Unaudited)

	December 31, 2011	December 31, 2010
Assets
Cash and cash equivalents	$3,270	$2,314
Inventories	1,779	1,803
Deferred income taxes	1,207	1,165
Other current assets	875	699
Property, plant and equipment, net	2,216	2,380
Goodwill and other intangible assets, net	17,272	17,292
Investment in SABMiller	5,509	5,367
Other long-term assets	1,257	1,851

Total consumer products assets	33,385	32,871
Total financial services assets	3,577	4,531

Total assets	$36,962	$37,402

Liabilities and Stockholders’ Equity
Current portion of long-term debt	$600	$-
Accrued settlement charges	3,513	3,535
Other current liabilities	3,530	3,305
Long-term debt	13,089	12,194
Deferred income taxes	4,751	4,618
Accrued postretirement health care costs	2,359	2,402
Accrued pension costs	1,662	1,191
Other long-term liabilities	602	949

Total consumer products liabilities	30,106	28,194
Total financial services liabilities	3,141	3,981

Total liabilities	33,247	32,175
Redeemable noncontrolling interest	32	32
Total stockholders’ equity	3,683	5,195

Total liabilities and stockholders’ equity	$36,962	$37,402

Total debt	$13,689	$12,194